Exhibit 99.2

NOTICE OF REDEMPTION OF SERIES B PREFERRED STOCK

July 9, 2010

To: Holders of the PFGI Capital Corporation Series B Non-Voting Preferred Stock

NOTICE IS HEREBY GIVEN that pursuant to the Certificate of Designation Rights and Preferences of PFGI Capital Corporation (the “Company”) classifying the Series B Non-Voting Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), of the Company, the Company calls for redemption of all outstanding shares of its Series B Preferred Stock. The terms of the redemption are summarized below.

1.	The redemption date shall be August 13, 2010 (the “Redemption Date”).

2.	The Series B Preferred stock is being redeemed at a redemption price of $100.00 per share, plus $1.208333 per share representing all accrued and unpaid dividends from May 18, 2010, (the last dividend payment date) to (but not including) the Redemption Date, for a total redemption price of $101.208333 per share (the “Redemption Price”). All of the Series B Preferred Stock held by you is being redeemed by the Company.

3.	The total number of shares of Series B Preferred Stock to be redeemed by the Company is 105 shares representing all of the issued and outstanding Series B Preferred Stock.

4.	Payment of the Redemption Price will be made by Computershare Trust Company, N.A. (“Computershare”), the paying agent.

5.	A check for the Redemption Price will be mailed by Computershare to all registered holders approximately five to seven business days after the Redemption Date.

NOTICE IS HEREBY FURTHER GIVEN that dividends on the Series B Preferred Stock shall cease to accrue on the Redemption Date. The Series B Preferred Stock will be canceled on the stock records of the Company as of the Redemption Date and, thereafter, you will have no rights as a stockholder of the Company, other than the right to receive payment, in the amount of the Redemption Price.

All inquires with respect to the redemption of the Series B Preferred Stock should be made directly to Computershare at 1-800-546-5141, or via mail at P.O. Box 43014, Providence, RI 02940.